Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 18, 2007 (Except for Note 11 as to which this date is November 5, 2007) accompanying the consolidated financial statements of Cargo Holdings International, Inc. and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the restatement of the December 31, 2006 consolidated financial statements) included in this Form 8-K/A of ABX Holdings, Inc. for the years ended December 31, 2006, 2005 and 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement of ABX Holdings, Inc. on Form S-8 (File No. 333-125679), effective June 9, 2005.

Grant Thornton LLP
Orlando, Florida
March 14, 2008

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